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                                                                       EXHIBIT 2

                                                                  EXECUTION COPY



                                VOTING AGREEMENT

         This VOTING AGREEMENT (the "Agreement"), dated as of July 1, 2004, is entered into by and among DLI Holding Corp., a Delaware corporation ("Holding"), and Dan K. Wassong (the "Stockholder").

         WHEREAS, concurrently with the execution and delivery of this Agreement, Holding, DLI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holding ("Acquisition Sub"), and Del Laboratories, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which Merger Agreement has been unanimously approved by the Company Board and which provides, among other things, for a merger of Acquisition Sub with and into the Company, with the Company remaining as the surviving corporation (the "Merger");

         WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of 3,176,757 shares (such shares, after excluding any shares deemed to be beneficially owned through Options, the "Shares") of common stock of the Company, par value $1.00 per share (the "Common Stock") and is the owner of options to acquire 1,097,344 shares of Common Stock (each, an "Option"), of which 793,738 are exercisable within 60 days of the date hereof and included in the share number recited above;

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Holding has required that the Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein; and

         WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.       Voting of Shares.

         1.1 Voting Agreement. From the date hereof, and until the termination of this Agreement pursuant to Section 10, the Stockholder hereby agrees to vote (or cause to be voted) all of the Shares which the Stockholder has the right to so vote at the Stockholders Meeting in favor of the approval of the Merger Agreement, the transactions contemplated thereby (including, without limitation, the Merger) and any actions required in furtherance thereof. In addition, from the date hereof and until the termination of this Agreement pursuant to Section 10, the Stockholder hereby agrees to vote (or cause to be voted) at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, all of the Shares which the Stockholder has the right to so vote:

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                  (i) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement, the Merger Agreement, or any other agreement contemplated hereby or thereby;

                  (ii) against any Acquisition Proposal and against any other proposal for action or agreement that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the Merger Agreement;

                  (iii) against any change in the composition of the Company Board, other than as contemplated by the Merger Agreement or as recommended by a majority of the Company Board; and

                  (iv) against any amendment to the Certificate of Incorporation or by-laws of the Company, other than as contemplated by the Merger Agreement.

         1.2 Irrevocable Proxy. Stockholder constitutes and appoints Holding and each of its executive officers, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to
Section 10 hereof (at which point such constitution and appointment shall automatically be revoked) as Stockholder's attorney, agent and proxy (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution, to vote and otherwise act with respect to all Stockholder's Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of the Company, on the matters and in the manner specified in Section 1.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Stockholder hereby revokes all other proxies and powers of attorney with respect to all of Stockholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by Stockholder with respect thereto on the matters covered by Section 1.1. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of Stockholder and any obligation of Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder. It is understood and agreed that Holding will not use such Irrevocable Proxy unless the Stockholder fails to comply with Section 1.1 hereof and that, to the extent Holding uses such Irrevocable Proxy, it will only vote such Shares with respect to the matters specified in, and in accordance with the provisions of, Section 1.1 hereof.


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         1.3 Fiduciary Responsibilities. Subject to Section 5 hereof, notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall limit the rights and obligations of the Stockholder in his capacity as a director or officer of the Company from taking any action in his capacity as a director or officer of the Company, and no action taken by the Stockholder in any such capacity shall be deemed to constitute a breach of any provision of this Agreement.

2.       Representations and Warranties of the Stockholder.

         The Stockholder represents and warrants to Holding as follows:

         2.1 Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

         2.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of the Stockholder's obligations hereunder, will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material contract, agreement, instrument, commitment, arrangement or understanding to which the Stockholder is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to the Stockholder's Shares or Options, (b) require any material consent, authorization or approval of any person other than a governmental entity, or (c) violate or conflict with any writ, injunction or decree applicable to the Stockholder or the Stockholder's Shares or Options.

         2.3 Ownership of Shares. The Stockholder is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose of, the Shares and is the owner of the number of Options set forth in the recitals hereto, in each case free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or similar limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except for (a) 20,867 Shares (the "Collateral Shares") which are pledged as collateral for the Stockholder's indebtedness to the Company (provided that the Stockholder has the right to vote such Collateral Shares) and (b) in each case, as may exist by reason of this Agreement or pursuant to applicable law. Except as provided for or disclosed in this


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Agreement, the Merger Agreement and the transactions and other agreements contemplated hereby and thereby, there are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to dispose of, any Shares or Options. As of the date of this Agreement, the number of shares set forth in the recitals hereto represents all of the shares of capital stock of the Company beneficially owned by the Stockholder.

3.       Representations and Warranties of Holding.

         Holding represents and warrants to the Stockholder as follows:

         3.1 Binding Agreement. Holding is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holding and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Holding, and no other corporate proceedings on the part of Holding are necessary to authorize the execution, delivery and performance of this Agreement by Holding and the consummation of the transactions contemplated hereby. Holding has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Holding, enforceable against Holding in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

         3.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by Holding of the transactions contemplated hereby, nor the compliance by Holding with any of the provisions hereof, will (a) conflict with or result in a breach of any provision of its certificate of incorporation or by-laws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any writ, injunction or decree applicable to Holding.

4.       Transfer and Other Restrictions.

         Until the termination of this Agreement pursuant to Section 10:

         4.1 Certain Prohibited Transfers. The Stockholder agrees not to, except as provided for in the Merger Agreement;


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                  (a) sell, sell short, transfer (including gift), pledge,
         encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares or Options or any interest contained therein (each a "Transfer"), other than pursuant to this Agreement or pursuant to the exercise of Options, in each case unless (i) the Stockholder provides prior notice to Holding of such Transfer; (ii) the transferee executes a voting agreement in the form of this Agreement and acknowledges the proxy set forth in Section 1.2 hereof; and (iii) the Stockholder remains liable for any breach of such voting agreement by such transferee.

                  (b) grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by Section 1.1, with respect to any Shares or Options other than this Agreement; or

                  (c) deposit any Shares or Options into a voting trust.

         4.2 Additional Shares. Without limiting any provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Stockholder's Shares or (ii) the Stockholder shall become the beneficial owner or record owner of any additional shares of capital stock of the Company, including pursuant to the exercise of Options, or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.1 hereof, in each case, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i), or the Stockholder becoming the beneficial or record owner thereof, as described in clause (ii), as the case may be. The Stockholder hereby agrees, while this Agreement is in effect, to notify Holding of the number of any new Shares or Options acquired by the Stockholder, if any, after the date hereof.

5.       No Solicitation.

         During the term of this Agreement, the Stockholder shall not solicit, initiate, knowingly encourage or knowingly facilitate any discussions or negotiations with any Person other than Parent, concerning any offer or proposal, which constitutes or is reasonably likely to lead to an Acquisition Proposal, except to the extent that the conditions set forth in the proviso to the first sentence of Section 5.02(a) of the Merger Agreement have been satisfied.


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6.       Brokerage.

         Except for any of the following contemplated by the Merger Agreement, the Stockholder represents and warrants that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby pursuant to arrangements made by the Stockholder.

7.       Public Announcements.

         Neither Holding or any of its affiliates nor the Stockholder shall issue, or cause the publication of, any press release or other public announcement with respect to the terms of this Agreement without the prior approval of the other party, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and, in any such event, after reasonable prior notice to the other party.

8.       Waiver of Appraisal Rights.

         The Stockholder hereby irrevocably waives any and all rights of appraisal pursuant to Section 262 of the DGCL that such Stockholder may have with regard to the Merger.

9.       Specific Enforcement.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

10.      Termination.

         This Agreement shall terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) an agreement of Holding and the Stockholder to terminate this Agreement, (iii) the Company taking any of the actions set forth in Section 5.02(b) of the Merger Agreement in accordance with its terms, (iv) the consummation of the transactions contemplated by the Merger Agreement and (v) a decrease in the Merger Consideration or a modification to the treatment of the outstanding Options in the Merger that is adverse to the Stockholder and, in each of the two cases under this clause (v), to which the Stockholder has not consented. The termination of this Agreement in accordance with this Section 10 shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.


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11.      Survival.

         The representations, warranties and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement, provided, however, that (i) the representations contained in Section 6 shall survive the expiration of this Agreement and shall remain in full force and effect and (ii) no such termination shall relieve any party hereto from any liability for an intentional breach of this Agreement.

12.      Notices.

         All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized express mail service, one (1) day shall have elapsed after the same shall have been deposited with such service, or (c) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

         If to Holding, to:

         DLI Holding Corp.

         c/o Kelso & Company, L.P.
         320 Park Avenue, 24th Floor
         New York, New York  10022
         Attention:  James J. Connors II, Esq.
         Facsimile:  (212) 223-2379

         with a copy (which shall not constitute notice) to:

         Debevoise & Plimpton LLP
         919 Third Avenue
         New York, New York  10022
         Attn:  Margaret A. Davenport, Esq.
         Facsimile:  (212) 909-6836

         If to the Stockholder, to:

         Dan K. Wassong
         The Carlyle Hotel
         35 East 76th Street
         New York, New York 10021


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         with a copy (which shall not constitute notice) to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         4 Times Square
         New York, New York  10036
         Attention:  Michael Mitchell, Esq.
         Telecopy No.:  (212) 735-2000

13.      Certain Events.

         The Stockholder agrees that this Agreement and the obligations hereunder shall, to the extent permitted by law, attach to the Stockholder's Shares and Options and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares or Options shall pass, whether by operation of law or otherwise.

14.      Entire Agreement.

         This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

15.      Consideration.

         This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Company, Holding and Acquisition Sub.

16.      Amendments.

         This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

17.      Successors and Assigns.

         This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Holding may assign its rights under this Agreement to any affiliate of Holding. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.


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18.      Counterparts.

         This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.      Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

20.      Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

21.      Headings.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.      Further Assurances.

         The Stockholder shall, upon request of Holding, execute and deliver any additional documents and take such actions as may reasonably be necessary to carry out the provisions hereof.


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23.      Stop Transfer.

         The Stockholder agrees with, and covenants to, Holding that he shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement. The Stockholder agrees, with respect to any Shares in certificated form, that he will tender to the Company, within ten business days after the date hereof, the certificates representing such Shares and the Company will inscribe upon such certificates the following legend:

         "THE SHARES OF DEL LABORATORIES, INC. (THE "COMPANY") REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED AS OF JULY 1, 2004, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."


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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of Holding and the Stockholder, on the day and year first written above.

                                      DLI HOLDING CORP.


                                      By: /s/  James J. Connors, II
                                          ------------------------------------
                                          Name:  James J. Connors, II
                                          Title:    Vice President & Secretary


                                      /s/ Dan K. Wassong
                                      ----------------------------------------
                                      Dan K. Wassong


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